UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 17, 2022

Aerie Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36152	20-3109565
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4301 Emperor Boulevard, Suite 400
Durham, North Carolina 27703
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (919) 237-5300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	AERI	Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.  Results of Operations and Financial Condition.
On February 24, 2022, Aerie Pharmaceuticals, Inc. (the “Company”) issued a press release announcing its financial results for the fourth quarter and full year ended December 31, 2021 and a business update. A copy of the press release is furnished as Exhibit 99.1 hereto and is hereby incorporated by reference into this Item 2.02.
The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 17, 2022, the Board of Directors (the “Board”) of the Company, upon the recommendation of the Compensation Committee of the Board (the “Committee”), approved and adopted the Aerie Pharmaceuticals, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), effective February 18, 2022. The Plan constitutes an unfunded, nonqualified deferred compensation plan that allows a select group of management and highly compensated employees (the “Participants”), including the Company’s named executive officers, to voluntarily defer compensation in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended. The Plan will be administered by the Committee.
A Plan participant may elect to defer into the Plan up to eighty-percent (80%) of his or her annual base salary and annual bonus. In addition, the Plan allows, but does not require, the Company to make employer discretionary contributions to Participant accounts from time to time. The amounts of any discretionary contributions may differ from year to year and from Participant to Participant. While all participant deferrals will be fully vested under the Plan, any Company discretionary contributions will be, unless otherwise determined by the Company at the time of the contribution, subject to four-year vesting, with accelerated vesting upon a change in control of the Company or the Participant’s death, disability, involuntary termination by the Company, or retirement eligibility. Under the terms of the Plan, retirement eligibility occurs at the earlier of age 62 or age 55 with 10 years of cumulative service.
Each Participant’s deferred compensation account will be deemed invested in investment vehicles selected by the Participant from a list made available by the Plan’s administrator from time to time. These investment alternatives will generally be mutual funds similar to those available under the Company’s 401(k) plan. The deemed investment accounts represent an unfunded, unsecured promise by the Company to pay such amount in the future, and does not represent ownership of, or any ownership interest in, any particular assets of the Company. Payments under the Plan will be made from the general assets of the Company or from the assets of a trust established by the Company as a reserve for the benefits payable under the Plan, which trust’s assets would remain subject to the claims of the Company’s general creditors.
Distributions under the Plan will generally be paid in a lump sum or up to ten annual installments, as elected by the Participant, upon the Participant’s separation from service on or after attaining his or her retirement eligibility date, or in a lump sum upon separation from service prior to attaining his or her retirement date. Participants may also elect in-service distributions to occur on a fixed date, either in a lump sum or in up to five annual installments; however, if a Participant separates from service prior to attaining his or her retirement eligibility date, the distribution is payable in a lump sum. In addition, Participants may elect to receive a lump sum distribution at the time of a change in control of the Company, and lump sum distributions are automatically triggered by the Participant’s death or disability. All distributions are paid in cash.
The forgoing description is qualified in its entirety by reference to the Plan and its Adoption Agreement, copies of which will be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022.
Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits.

Exhibit	Description

99.1	Press Release dated February 24, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AERIE PHARMACEUTICALS, INC.

February 24, 2022	By:	/s/ John W. LaRocca
John W. LaRocca
General Counsel and Secretary